Exhibit 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS  THIRD AMENDMENT TO LEASE AGREEMENT (“Third Amendment”) is entered into as of the 24th day of August, 2005, by and between ProLogis North American Properties Fund I LLC, as successor-in-interest to ProLogis Development Services Incorporated (“Landlord”) and 1-800 CONTACTS INC. (“Tenant”).

WITNESSETH:

WHEREAS, Landlord (or its predecessor-in-interest) and Tenant have entered into a Lease, dated as of the 13th day of  October, 1998, as amended by that certain First Amendment to Lease Agreement dated 9th day of October 2000, and as further amended by that certain Second Amendment to Lease Agreement dated 1st  day of March 2002 (the Lease and all amendments thereto shall collectively hereinafter be referred to as the “Lease”) pursuant to which Landlord leased to Tenant certain premises located at 1130 South 3800 West Salt Lake City, UT 84104 (the “Premises”); and,

WHEREAS, Landlord and Tenant desire to extend the term of the Lease and otherwise modify the Lease on the terms and conditions set forth below.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.             The Lease Term is extended for thirty six (36) months, such that the Lease shall terminate on the 31st day of December, 2008 (the “Extension Period”).  All of the terms and conditions of the Lease shall remain in full force and effect during the Extension Period except as otherwise modified herein.

2.             The Monthly Base Rent during the Extension Period shall be as follows:

January 1, 2006 – January 31, 2006	$0.00
February 1, 2006 – June 30, 2007	$23,436.00 per month
July 1, 2007 – December 31, 2008	$24,273.00 per month

3.             In addition to the Monthly Base Rent as set forth above, Tenant shall remain obligated for the payment of Operating Expenses during the Extension Period in accordance with the terms of the Lease.

4.             Landlord hereby consents to certain Tenant-Made Alterations to be made by Tenant to the Premises, subject to Landlord’s approval of the scope of work and final plans and specifications related thereto, which such approval shall not be unreasonably withheld.  Landlord shall contribute up to a maximum amount totaling $20,925 (the “Allowance”) toward such Tenant-Made Alterations.  Payment of the Allowance shall be made by Landlord to Tenant within 30 days following (i) completion of such agreed upon Tenant-Made Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work in connection with such Tenant-Made Alterations, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority to the extent required for such Tenant-Made Alterations.  Landlord shall be under no obligation to pay for any other Tenant-Made Alterations to the Premises or for any costs in connection with such alterations in excess of the Allowance.  Further, such Allowance shall only be available for Tenant’s use through December 31, 2006, and Tenant hereby waives any and all rights to any unused portion of the Allowance remaining as of January 1, 2007.

5.             Tenant’s parking rights as granted under the Lease shall be revised to reflect that Tenant shall be entitled to park in those areas as designated on Exhibit A attached hereto and made a part hereof.  Further, in the event that Landlord develops additional parking on vacant land within the Project or expands existing parking areas within the Project (collectively, “Additional Parking”) and the purpose of such Additional Parking is for the use thereof to be in common by tenants in the Project on a nonreserved and nonexclusive basis, Tenant shall have the right to the use of such Additional Parking.  This provision shall not apply if such Additional Parking is developed by Landlord for the exclusive use of another tenant.  Further, notwithstanding the foregoing, if Tenant determines that it requires additional parking within the Project, Landlord shall use commercially reasonable efforts to (but shall not be obligated to) accommodate such additional parking requirements.

6.             The second paragraph of Paragraph 6 of the Lease, “Operating Expenses”, shall be revised to include the following:

“Landlord shall provide Tenant within 90 days following the final day of the calendar year Landlord’s itemized year-end common area maintenance reconciliation reports which reference and include all applicable Operating Expenses for such year.  Upon Tenant’s written request (which request must be made within 60 days following Tenant’s receipt of Landlord’s reconciliation report as described in the preceding sentence), Landlord shall provide photocopies of invoices of major expenditures, as well as other standard Landlord reports to substantiate such costs, for the expenses as provided in such reconciliation reports.”

7.             Tenant shall be granted one (1) 2-year renewal option and one (1) 3-year renewal option beyond the expiration of the Extension Period pursuant to the provisions of Addendum 1 attached hereto.  Further, if Tenant exercises its right to extend the Extension Period pursuant to the provisions of Addendum 1 attached hereto, Tenant may reduce the square footage of the Premises by either 17,850 rentable square feet or 31,000 rentable square feet (each referred to as the “Reduced Premises”), as shown on Exhibit B attached hereto, upon the giving of no less than 6 months’ prior written notice to Landlord.  In the event that Tenant elects to reduce the square footage of the Premises pursuant to the provisions contained herein, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the reduction of the square footage of the Premises and the other provisions applicable thereto.  It is the express intent of the parties that Tenant’s right to reduce the square footage of the Premises as set forth herein shall not be applicable at any time during the Extension Period.

8.             If, at any time during the Extension Period and any renewals thereof as set forth in Addendum 1, other premises within the ProLogic Park Crossroads Corporate Center (the “Building”) become available (except as the same relates to the tenant then occupying such space (or its affiliates)) (the “Offered Space”), Landlord shall provide Tenant written notice of the availability of such Offered Space (the “Offered Space Notice”).  If Tenant desires to expand into such Offered Space, Tenant shall provide Landlord with written notice thereof (“Expansion Notice”) within 5 business days of receipt of the Offered Space Notice.  Effective for a period of ninety (90) days following Landlord’s receipt of such Expansion Notice, Tenant shall be granted a right of first offer on such Offered Space pursuant to the provisions of Addendum 2 attached hereto.

9.             Except as modified herein, the Lease, and all of the terms and conditions thereof, shall remain in full force and effect.

10.           Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under the Lease or this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Third Amendment to Lease Agreement as of the day and year first above written.

LANDLORD:

PROLOGIS NORTH AMERICAN PROPERTIES FUND I LLC, a Delaware limited liability company

By:	ProLogis Management Incorporated,
its Manager

By:	/s/ W. Scott Lamson
Name:	W. Scott Lamson
Title:	Senior Vice President

TENANT:

1-800 CONTACTS INC.

By:	/s/ Kale Carlile
Name:	Kale Carlile
Title:	Vice President of purchasing and supply chain

ADDENDUM 1

TWO RENEWAL OPTIONS

ATTACHED TO AND A PART OF THE THIRD AMENDMENT TO LEASE AGREEMENT
DATED AUGUST 24, 2005, BETWEEN
PROLOGIS NORTH AMERICAN PROPERTIES FUND I LLC
AND
1-800 CONTACTS, INC.

(a)           Provided that as of the time of the giving of the First Extension Notice and the Commencement Date of the First Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies at least 50% of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of 2 years (such additional term is hereinafter called the “First Extension Term”) commencing on January 1, 2009 (hereinafter referred to as the “Commencement Date of the First Extension Term”).  Tenant shall give Landlord notice (hereinafter called the “First Extension Notice”) of its election to extend the term of the Lease Term no later than March 31, 2008.

(b)           Provided that as of the time of the giving of the Second Extension Notice and the Commencement Date of the Second Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies at least 50% of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both and provided Tenant has exercised its option for the First Extension Term; then Tenant shall have the right to extend the Lease Term for an additional term of 3 years (such additional term is hereinafter called the “Second Extension Term”) commencing on January 1, 2011 (hereinafter referred to as the “Commencement Date of the Second Extension Term”).  Tenant shall give Landlord notice (hereinafter called the “Second Extension Notice”) of its election to extend the term of the Lease Term no later than March 31, 2010, but no earlier than December 31, 2009.

(c)           The Base Rent payable by Tenant to Landlord during the First Extension Term shall be $25,110.00 during the time period of January 1, 2009 through November 30, 2010 and shall be $0.00 for the time period of December 1, 2010 through December 31, 2010.

(d)           The Base Rent payable by Tenant to Landlord during the Second Extension Term shall be the lesser of $25,100.00 or (i) 95% of the Fair Market Rent, as defined and determined pursuant to Paragraphs (e), (f), and (g) below.

(e)           The term “Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the Second Extension Term to an unaffiliated person which is not then a tenant in the Project, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations.  Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease.  In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Operating Expenses and other reimbursable items with respect to the Premises.  The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(f)            Landlord shall notify Tenant of its determination of the Fair Market Rent (which shall be made in Landlord’s sole discretion) for the Second Extension Term within 10 days following receipt of the Second Extension Notice, and Tenant shall advise Landlord of any objection within 10 days of receipt of Landlord’s notice.  Failure to respond within the 10-day period shall constitute Tenant’s rejection of such Fair Market Rent.  If Tenant objects or rejects such Fair Market Rent, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord’s receipt of Tenant’s objection notice or Tenant’s rejection of such Fair Market Rent.  If the parties cannot agree, each acting in good faith but without any obligation to agree, then the Lease Term shall not be extended and shall terminate on its scheduled termination date and Tenant shall have no further right hereunder or any remedy by reason of the parties’ failure to agree unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent.

(g)           Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association.  Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party.  Either party may elect to arbitrate by sending written notice to the other party and the Regional Office of the American Arbitration Association within 5 days after the 30-day negotiating period provided in Paragraph (f), invoking the binding arbitration provisions of this paragraph.  Landlord and Tenant shall each submit to the arbitrator their respective proposal of Fair Market Rent.  The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount.  The cost of the arbitration shall be paid by Tenant if the Fair Market Rent is that proposed by Landlord and by Landlord if the Fair Market Rent is that proposed by Tenant.  If the arbitrator has not determined the Fair Market Rent as of the end of the First Extension Term, Tenant shall pay the Base Rent in effect under the Lease as of the end of the First Extension Term until the Fair Market Rent is determined as provided herein.  Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(h)           The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum and to enter judgment upon the decision of the arbitrator.

(i)            Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the First Extension Term and the Second Extension Term shall be on the same terms and conditions as are in effect on December 31, 2008 and December 31, 2010, respectively; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

(j)            If Tenant does not give the First Extension Notice within the period set forth in paragraph (a) above, Tenant’s right to extend the Lease Term for the First Extension Term and the Second Extension Term shall automatically terminate.  If Tenant does not give the Second Extension Notice within the period set forth in paragraph (b) above, Tenant’s right to extend the Lease Term for the Second Extension Term shall automatically terminate.  Time is of the essence as to the giving of the First Extension Notice and Second Extension Notice and the notice of Tenant’s objection under Paragraph (f).

(k)           Landlord shall have no obligation to refurbish or otherwise improve the Premises for the First Extension Term or the Second Extension Term.  The Premises shall be tendered on the Commencement Date of the First Extension Term and Second Extension Term in “as-is” condition.

(l)            If the Lease is extended for either the First Extension Term or Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

(m)          If Tenant exercises its right to extend the term of the Lease for the First Extension Term  or Second Extension Term pursuant to this Addendum, the term  “Lease Term” as used in the Lease, shall be construed to include, when practicable, the First Extension Term or Second Extension Term, as applicable, except as provided in (i) above.

ADDENDUM 2

RIGHT OF FIRST OFFER

ATTACHED TO AND A PART OF THE THIRD AMENDMENT TO LEASE AGREEMENT
DATED AUGUST 24, 2005, BETWEEN
PROLOGIS NORTH AMERICAN PROPERTIES FUND I LLC
AND
1-800 CONTACTS, INC.

(a)           “Offered Space” shall mean any space which becomes available for lease (except as the same relates to the tenant then occupying such space (or its affiliates)) within the Building.

(b)           Provided that as of the date of the giving of the Expansion Notice, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies at least 50% of the Premises originally demised under this Lease and any premises added to the Premises, and (z) no Event of Default or event which but for the passage of time in the giving of notice, or both, would constitute an Event of Default has occurred and is continuing, if at any time during the Extension Period and any renewals thereof as set forth in Addendum 1 of this Third Amendment any lease for any portion of the Offered Space shall expire, then Landlord, before offering such Offered Space to anyone, shall offer to Tenant the right, effective for 90 days from receipt of the Expansion Notice, to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease.

(c)           Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall designate the Offered Space and shall specify the terms which Landlord intends to offer with respect to any such Offered Space.  Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Acceptance”) of such offer within 5 business days after delivery by Landlord of the First Offer Notice to Tenant.  Time shall be of the essence with respect to the giving of Tenant’s Acceptance.  If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Addendum with respect to the Offered Space designated in the First Offer Notice, Landlord shall be under no further obligation with respect to such Offered Space by reason of this Addendum, except as otherwise provided for herein.

 (d)          If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights to such Offered Space under this Addendum, and Landlord shall be free to lease the Offered Space to third parties including on terms which may be less favorable to Landlord than those offered to Tenant; provided, however, if Landlord intends to lease the Offered Space to a proposed party on terms which are less than 95% of the terms as those first offered to Tenant, then Tenant shall have a second right to lease the Offered Space upon all the terms and conditions as offered to such proposed party.  Such second offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “Second Offer Notice”) which offer shall designate the space being offered and shall specify the terms for such Offered Space which shall be the same as those set forth to such proposed party.  Tenant may accept the offer set forth in the Second Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Second Acceptance”) of such offer within 5 business days after delivery by Landlord of the Second Offer Notice to Tenant.  Time shall be of the essence with respect to the giving of Tenant’s Second Acceptance.  If Tenant does not accept (or fails to timely accept) such second offer made by Landlord pursuant to the provisions of this Addendum with respect to the Offered Space designated in the Second Offer Notice, Landlord shall be under no further obligation with respect to such Offered Space by reason of this Addendum.  In order to send the Second Offer Notice, Landlord does not need to have negotiated a complete lease with such proposed party but may merely have agreed upon the material economic terms for the Offered Space, and Tenant must make its decision with respect to the Offered Space as long as it has received a description of such material economic terms.

(e)           Notwithstanding anything contained herein to the contrary, Landlord shall be obligated to give an Offered Space Notice to Tenant any time Offered Space becomes available during the Extension Period.